Becker – US Bank

Outbound Script

Meeting Date: August 22, 2012

Toll Free # TBD

Greeting:

Hello. My name is ______. May I please speak with ________?

I’m calling on a recorded line regarding your current investment in the Becker Value Equity Fund. The fund sent you proxy materials for the Special Meeting of Shareholders to be held on August 22, 2012. We are calling to ask if you would like to vote regarding the proposal. The Board of Trustees of Unified Series Trust, the trust to which the Becker Value Equity Fund belongs, has approved the proposal and requests that you vote yes on the proposal as well.

Would you like to vote along with the Board?

If yes:

The process will only take a few moments. Again, my name is ___________________, a proxy voting specialist on behalf of Becker Value Equity Fund. Today’s date is ___________________ and the time is _____________ Eastern Time.

Would you please state your full name and full mailing address?

Are you authorized to vote all shares?

If yes: proceed with voting process

If no: identify with the shareholder which fund(s) she/he is authorized to vote and proceed with voting process

Multiple Accounts Held: Would you like to vote along with the Board for all accounts that you hold?

For “Favorable” Vote:

Mr./Ms. ___________________, I have recorded your vote as follows: For all shares, you are voting in accordance with the Board’s approval with respect to the proposal as set forth in the proxy materials you received.

Becker – US Bank

Outbound Script

Meeting Date: August 22, 2012

Toll Free # TBD

For “Non-Favorable” Vote:

Mr./Ms. ___________________, I have recorded your vote as follows. For all shares, you are voting against the proposal as set forth in the proxy materials you received.

For Abstentions:

Mr./Ms. ___________________ I have recorded your vote as follows. For all shares, you are abstaining on the proposal as set forth in the proxy materials you received.

You will receive a printed confirmation at the address of record. Please review your confirmation when you receive it and call TBD if your voting instructions are not correctly reflected in your confirmation. Do you have any additional questions at this time? Thank you for your time. Have a nice day/evening.

If materials are needed or unsure of voting:

Would you like to vote on the proposal for each of your accounts separately?

I can resend the materials to you. Do you have an email address this information can be sent to?

If yes: Type the email address in the notes and then read it back phonetically to the shareholder.

If no: Continue with standard scripts

I would like to mail you another set of proxy materials. Do you still live at (address)? (Verify entire address, including street name, number, town, state & zip)

You should receive your materials within 2 to 3 business days. I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call TBD. Our hours of operation are from 9am to 6pm Eastern Time, Monday through Friday and 10am to 6pm on Saturday. Thank you for your time. Have a nice day/evening.

Becker – US Bank

Outbound Script

Meeting Date: August 22, 2012

Toll Free # TBD

If shares were sold after (record date):

I understand, Mr./Ms. ___________________. However, you were a shareholder on the record date of June 26, 2012, and therefore you are still entitled to vote the shares. Would you have any objections to voting the shares now?

If not interested:

I would like to leave you with our toll free number. If you have any questions or would like to vote over the phone, please call TBD. Our hours of operation are from 9am to 6pm Eastern Time, Monday through Friday and 10am to 6pm on Saturday. Thank you for your time. Have a nice day/evening.

Answering Machine Message:

Hello, my name is ____________________, and I am a proxy voting specialist for the Becker Value Equity Fund. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on August 22, 2012.

Your participation is very important. To vote over the telephone, call toll-free at TBD and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9am to 6pm and Saturday 10am to 6pm Eastern Time. Voting takes just a few moments and will benefit all shareholders.

Thank you for your prompt attention to this matter.

Automated Answering Machine Message:

Hello, we are calling with an important message on behalf of Becker Value Equity Fund. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on August 22, 2012.

Your participation is very important. To vote over the telephone, call toll-free at TBD and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9am to 6pm and Saturday 10am to 6pm Eastern Time. Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.